Exhibit 99.1

AURINIA PHARMACEUTICALS REPORTS FIRST QUARTER 2024 FINANCIAL AND OPERATIONAL RESULTS
•Achieved $50.3 million in total net revenue and $48.1 million in net product revenue for the first quarter of 2024, representing year over year growth of approximately 46% and 40% respectively, and extending the trend of consistent growth in LUPKYNIS® (voclosporin) sales
•Rapidly completed restructuring while maintaining focus on commercial execution
•Ahead of prior projections, Company expects to be cash flow positive, excluding share repurchases, in second quarter 2024, with estimated cost savings of $50 to $55 million annually
•Company reiterates 2024 net product revenue guidance of $200 to $220 million
Conference call to be hosted today at 8:30 a.m. ET

ROCKVILLE, Maryland and EDMONTON, Alberta – May 2, 2024 - Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (Aurinia or the Company) today issued its financial results for the first quarter ended March 31, 2024. Amounts are expressed in U.S. dollars.
Total net revenue was $50.3 million for the three months ended March 31, 2024 and $34.4 million for the same period in 2023. representing growth of approximately 46%. Net product revenue was $48.1 million for the three months ended March 31, 2024 and $34.3 million for the same period in 2023, representing growth of approximately 40%.
Aurinia rapidly completed its corporate restructuring in the first quarter, reducing employee headcount by approximately 25%. The Company discontinued its AUR300 research and development program and is exploring alternative approaches for AUR200 to maintain its development momentum. As previously reported, the Company expects to recognize $50 to $55 million in annual cost savings, with 75% of those savings recognized in 2024, excluding a one-time restructuring charge of approximately $7 million incurred in the first quarter. Following the restructuring, the Company expects total annualized operating expenses on a go-forward basis to be in the range of $185 to $195 million, with cash-based operating expenses of approximately $155 to $165 million.
“We are pleased to be on track to reach positive free cash flows, excluding share repurchases, in the second quarter of 2024, ahead of prior projections, further strengthening our financial position, and with further balance sheet growth, allowing more strategic flexibility for the Company,” said Peter Greenleaf, President and Chief Executive Officer of Aurinia. “We recently achieved several key milestones, including FDA approval of a label update for LUPKYNIS which now includes long-term efficacy data from our AURORA Clinical Program. We have also launched an innovative new marketing campaign to further educate rheumatologists on the seriousness of lupus nephritis and the urgent need for appropriate treatment. This momentum demonstrates our full commitment to solid execution and driving growth, as we continue in our work of delivering LUPKYNIS to patients in need.”
Earlier this week, Aurinia announced that the FDA has approved a label update for LUPKYNIS that provides physicians with important information to treat and manage their lupus nephritis (LN) patients. Notably, the updated label no longer includes language indicating that the safety and efficacy of LUPKYNIS has not been established beyond one year. The label now includes long-term data from a post-hoc analysis of the AURORA 2 extension study showing that patients receiving LUPKYNIS achieved sustained complete renal response at every time point assessed through three years, compared to mycophenolate mofetil (MMF) and low-dose glucocorticoids alone. Additionally, the updated label now requires quarterly, rather than monthly kidney function assessment after the first year of treatment. The safety profile of LUPKYNIS in the updated label remains unchanged and is aligned with the safety findings in the AURORA Clinical Program.

Aurinia recently launched “Know the Signs,” a disease state education campaign designed to increase awareness among rheumatologists around the severity of LN, the critical need to prioritize kidney health for people with systemic lupus erythematosus (SLE), and to increase screening for LN among people with SLE.
In addition to the Company’s operational execution, Aurinia has also released its 2023 ESG report, which details the holistic approach the Company takes to address environmental, social and governance priorities, including energy and emissions, addressing barriers to care among LN patients, (Diversity, Equity and Inclusion) DE&I practices, employee engagement, and risk management. The full report is available here.
For the fiscal year 2024, the Company maintains its established net product revenue guidance for a range of $200 to $220 million. The guidance range is based on assumptions regarding historical patient start form (PSF) run rates, consistent conversion rates, time to convert, persistency, and pricing.
First Quarter 2024 and Recent Highlights
•There were approximately 2,178 patients on LUPKYNIS therapy as of March 31, 2024, compared to 1,731 as of March 31, 2023.
•In the first quarter, the Company added 448 patient start forms and approximately 148 new patients who were either restarting LUPKYNIS or receiving it through a hospital pharmacy, compared to 466 PSFs in the prior year first quarter, representing significant year-over-year growth.
•From January 1, 2024, through April 28, 2024, the Company added approximately 582 PSFs and approximately 170 new patients from restarts and the hospital channel.
•Conversion rates were sustained, with approximately 85% of PSFs converted to patients on therapy.
•Time to convert was sustained with approximately 60% of patients on therapy by 20 days.
•The overall adherence rate remained high at approximately 87% through the first quarter of 2024.
•Persistency continues to improve, with approximately 56% of patients remaining on therapy at 12 months, 50% at 15 months, and 46% at 18 months.

Financial Results for the Three Months Ended March 31, 2024
Total net revenue was $50.3 million and $34.4 million for the three months ended March 31, 2024 and March 31, 2023, respectively. Net product revenue was $48.1 million and $34.3 million for the three months ended March 31, 2024 and March 31, 2023, respectively. The Company currently sells to two main specialty pharmacies for U.S. commercial sales of LUPKYNIS and pursuant to a collaboration partnership with Otsuka for sales of semi-finished product and license, collaboration and royalty revenue in Otsuka Territories. The increase is primarily due to an increase in product sales to our two specialty pharmacies for LUPKYNIS, driven predominantly by further penetration of the LN market.
This penetration can be demonstrated by a total of 2,178 patients on therapy as of March 31, 2024, compared to 1,731 patients on therapy as of March 31, 2023. The increase in patients was driven by 448 additional patient start forms and 148 new patients who were either restarting LUPKYNIS or receiving it through a hospital pharmacy during the three months ended March 31, 2024, compared to 466 PSFs received during the three months ended March 31, 2023. Additionally, our 12-month persistency rate has increased to 56% at March 31, 2024 from approximately 51% at March 31, 2023.
License, collaboration and royalty revenue was $2.2 million and $0.1 million for the three months ended March 31, 2024 and March 31, 2023, respectively. The increase is due to manufacturing services revenue from Otsuka related to shared capacity services that commenced in the third quarter of 2023.

Total cost of sales and operating expenses, inclusive of a one-time restructuring charge in Q1 2024, were $63.6 million and $64.0 million for the three months ended March 31, 2024 and March 31, 2023, respectively. Further breakdown of cost of sales and operating expense drivers and fluctuations are highlighted in the following paragraphs.
Cost of sales were $7.8 million and $0.4 million for the three months ended March 31, 2024 and March 31, 2023, respectively. The increase is primarily due to increased sales of LUPKYNIS (voclosporin), coupled with the amortization of the monoplant finance right of use asset, which was placed into service in late June 2023.
Gross margin was approximately 85% and 99% for the three months ended March 31, 2024 and March 31, 2023, respectively.
SG&A expenses, inclusive of share-based compensation, were $47.7 million and $50.1 million for the three months ended March 31, 2024 and March 31, 2023, respectively. The decrease is primarily due to lower employee costs due to a reduction in general and administrative headcount, which occurred late in the first quarter of 2024, lower corporate costs related to insurance and information technology and lower spend for travel and business meetings.
Non-cash SG&A share-based compensation expense included within SG&A expenses was $7.5 million and $7.6 million for the three months ended March 31, 2024 and March 31, 2023, respectively.

R&D expenses, inclusive of share-based compensation expense, were $5.6 million and $13.2 million for the three months ended March 31, 2024 and March 31, 2023, respectively. The primary drivers for the decrease were lower employee costs due to a reduction in headcount, which occurred late in the first quarter of 2024 and a decrease of clinical supply and distribution costs related to ceasing development of our AUR200 and AUR300 programs.

Non-cash R&D share-based compensation expense included within R&D expense was $(2.2) million and $1.6 million for the three months ended March 31, 2024 and March 31, 2023, respectively. The non-cash R&D share-based compensation credit in the three months ended March 31, 2024 is due to the reversals of expense for forfeitures related to a reduction in headcount.

Restructuring expenses were approximately $6.7 million and nil for the three months ended March 31, 2024 and March 31, 2023, respectively. Restructuring expenses included employee severance, one-time benefit payments and contract termination expenses. The company recognized the majority of the planned restructuring costs in the first quarter of 2024.

Other (income) expense, net was $(4.1) million and $0.3 million for the three months ended March 31, 2024 and March 31, 2023, respectively. The increase was primarily due the foreign exchange remeasurement of the monoplant lease liability, which commenced in June 2023 and is denominated in CHF.
Interest income was $4.5 million and $3.8 million for the three months ended March 31, 2024 and March 31, 2023, respectively. The increase is due to higher yields on our investments as a result of increased interest rates.

For the three months ended March 31, 2024, Aurinia recorded a net loss of $10.7 million or $(0.07) net loss per common share, as compared to a net loss of $26.2 million or $(0.18) net loss per common share for the three months ended March 31, 2023.

Financial Liquidity at March 31, 2024

As of March 31, 2024, Aurinia had cash, cash equivalents and restricted cash and investments of $320.1 million compared to $350.7 million at December 31, 2023. The decrease is primarily related to the continued investment in commercialization activities and post approval commitments of our approved drug, LUPKYNIS, monoplant payments, share repurchases and restructuring related payments, partially offset by an increase in cash receipts from sales of LUPKYNIS and payments from Otsuka.
Cash used in operations and non-GAAP free cash flow used were $18.6 million for the three months ended March 31, 2024 compared to cash used in operations of $31.7 million and non-GAAP free cash flow used of $32.0 million for the three months ended March 31, 2023.
Free cash flow is a non-GAAP financial measure calculated by subtracting purchases of property and equipment from net cash provided by or used in operating activities. Free cash flow reflects a view of our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We believe it is a more conservative measure of cash flow since capital expenditures are necessary for ongoing operations. Free cash flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not incorporate the principal portion of payments made or expected to be made on finance lease obligations. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.
A reconciliation of free cash flow to its most directly comparable GAAP measure, net cash provided by or used in operating activities, is set out in the Condensed Consolidated Statement of Cash Flows included at the end of this press release.

Share Repurchase Program

As previously announced, Aurinia’s Board of Directors approved a share repurchase program of up to $150 million common shares of the Company. Canadian securities regulators also granted exemptive relief for the Company’s share repurchase program, authorizing the Company to purchase up to 15 percent of its issued and outstanding shares in any 12-month period for up to 36 months. Through April 30th, Aurinia has repurchased 3.4 million shares for approximately $18.4 million at an average cost of $5.37. The Company expects to fund its future discretionary share repurchases from cash flows from operations and cash currently on hand.
This press release is intended to be read in conjunction with the Company’s unaudited condensed consolidated financial statements and Management's Discussion and Analysis for the quarter ended March 31, 2024 in the Company’s Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including risk factors disclosed therein, which will be accessible on Aurinia's website at www.auriniapharma.com, on SEDAR at www.sedarplus.ca or on EDGAR at www.sec.gov/edgar.

Conference Call Details
Aurinia will host a conference call and webcast to discuss the quarter ended March 31, 2024 financial results today, Thursday, May 2, 2024 at 8:30 a.m. ET. The link to the audio webcast is available here or on Aurinia’s corporate website at www.auriniapharma.com under “News/Events” through the Investors section. To join the conference call, please dial +1 (877) 407-9170 / +1 201-493-6756 (Toll-free U.S. & Canada). A replay of the webcast will be available on Aurinia’s website.

About Lupus Nephritis

Lupus Nephritis (LN) is a serious manifestation of systemic lupus erythematosus (SLE), a chronic and complex autoimmune disease. LN affects approximately 120,000 people in the U.S. and disproportionately affects women and people of color. People living with LN have high unmet needs and often face significant barriers to optimal care. If poorly controlled, LN can lead to permanent and irreversible tissue damage within the kidney. Medical guidelines recommend that all SLE patients receive routine LN screenings at every visit. Guidelines also note that delaying LN diagnosis has profound prognostic repercussions. Yet, research shows that approximately 50% of SLE patients are not screened for LN and 77% of people with LN go untreated. Aurinia is committed to improving health outcomes for people living with LN by educating patients and providers on the critical need for routine screening and transformative therapies that can help improve health outcomes.

About Aurinia
Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy dedicated to the treatment of adult patients with active lupus nephritis. The Company’s head office is in Edmonton, Alberta, with its U.S. commercial office in Rockville, Maryland. The Company focuses its development efforts globally.
Forward-Looking Statements

Certain statements made in this press release may constitute forward-looking information within the meaning of applicable Canadian securities law and forward-looking statements within the meaning of applicable United States securities law. These forward-looking statements or information include but are not limited to statements or information with respect to: Aurinia’s expectations to be free cash flow positive (excluding share repurchases) in the second quarter of 2024; Aurinia’s estimates as to annual net product revenue from sales of LUPKYNIS in the range of $200 to $220 million in 2024; Aurinia’s expectations to recognize $50 to $55 million in annual cost savings, with 75% of those savings recognized in 2024, excluding a one-time restructuring charge of approximately $7 million incurred in the first quarter; Aurinia’s expectations that its total annualized operating expenses on a go-forward basis will be in the range of $185 to $195 million, with cash-based operating expenses of approximately $155 to $165 million; and Aurinia’s estimates as to the number of patients with SLE in the U.S. and the proportion of those persons who have developed LN at time of SLE diagnosis. It is possible that such results or conclusions may change. Words such as “anticipate”, “will”, “believe”, “estimate”, “expect”, “intend”, “target”, “plan”, “goals”, “objectives”, “may” and other similar words and expressions, identify forward-looking statements. We have made numerous assumptions about the forward-looking statements and information contained herein, including among other things, assumptions about: the accuracy of reported data from third party studies and reports; the number, and timing of receipt, of PSFs and their rate of conversion into patients on therapy; assumptions relating to pricing for LUPKYNIS and patient persistency on the product; that Aurinia’s intellectual property rights are valid and do not infringe the intellectual property rights of third parties; Aurinia’s assumptions relating to the capital required to fund operations; the assumption that Aurinia’s current good relationships with its suppliers, service providers and other third parties will be maintained; assumptions relating to the burn rate of Aurinia’s cash for operations; assumptions related to timing of interactions with regulatory bodies; and that Aurinia’s third party service providers will comply with their contractual obligations. Even though the management of Aurinia believes that the assumptions made, and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking information will prove to be accurate.
Forward-looking information by their nature are based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aurinia to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements or information. Such risks, uncertainties and other factors include, among others, the following: Aurinia’s actual future financial and operational results may differ from its expectations; difficulties Aurinia may experience in completing the commercialization of voclosporin; the market for the LN business may not be as estimated; Aurinia may have to pay unanticipated expenses; Aurinia may not be able to obtain sufficient supply to meet commercial demand for voclosporin in a timely fashion; unknown impact and difficulties imposed by the widespread health concerns on Aurinia’s business operations including nonclinical, clinical, regulatory and commercial activities; the results from Aurinia’s clinical studies and from third party studies and reports may not be accurate; Aurinia’s third party service providers may not, or may not be able to, comply with their obligations under their agreements with Aurinia; regulatory bodies may not grant approvals on conditions acceptable to Aurinia and its business partners, or at all; and Aurinia’s assets or business activities may be subject to disputes that may result in litigation or other legal claims. Although Aurinia has attempted to identify factors that would cause actual actions, events, or results to differ materially from those described in forward-looking statements and information, there may be other factors that cause actual results, performances, achievements, or events to not be as anticipated, estimated or intended. Also, many of the factors are beyond Aurinia’s control. There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, you should not place undue reliance on forward-looking statements or information. All forward-looking information contained in this press release is qualified by this cautionary statement. Additional information related to Aurinia, including a detailed list of the risks and uncertainties affecting Aurinia and its business, can be found in Aurinia’s most recent Annual Report on Form 10-K and its other public available filings available by accessing the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedarplus.ca or the U.S. Securities and Exchange Commission’s Electronic Document Gathering and Retrieval System (EDGAR) website at www.sec.gov/edgar, and on Aurinia’s website at www.auriniapharma.com.

Media and Investor Inquiries:
Andrea Christopher
Corporate Communications and Investor Relations, Aurinia
achristopher@auriniapharma.com
ir@auriniapharma.com

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(unaudited)	March 31, 2024	December 31, 2023

ASSETS
Current assets
Cash, cash equivalents and restricted cash	$64,459	$48,875
Short-term investments	255,453	301,614
Accounts receivable, net	28,909	24,089
Inventories, net	39,761	39,705
Prepaid expenses	7,646	9,486
Other current assets	1,995	1,031
Total current assets	398,223	424,800

Non-current assets
Long-term investments	199	201
Other non-current assets	1,502	1,517
Property and equipment, net	3,198	3,354
Acquired intellectual property and other intangible assets, net	4,760	4,977
Finance right-of-use asset, net	104,358	108,715
Operating right-of-use assets, net	4,394	4,498
Total assets	$516,634	$548,062

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	50,270	54,389
Deferred revenue	4,909	4,813
Other current liabilities	1,150	2,388
Finance lease liability	13,724	14,609
Operating lease liabilities	999	989
Total current liabilities	71,052	77,188

Non-current liabilities
Finance lease liability	67,475	75,479
Operating lease liabilities	6,339	6,530
Deferred compensation and other non-current liabilities	12,292	10,911
Total liabilities	157,158	170,108
SHAREHOLDER’S EQUITY
Common shares - no par value, unlimited shares authorized, 143,690 and 143,833 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	1,207,982	1,200,218
Additional paid-in capital	105,419	120,788
Accumulated other comprehensive loss	(854)	(730)
Accumulated deficit	(953,071)	(942,322)
Total shareholders' equity	359,476	377,954
Total liabilities and shareholders' equity	$516,634	$548,062

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended
	March 31,
	2024	2023
	(unaudited)
Revenue
Product revenue, net	$48,073	$34,337
License, collaboration and royalty revenue	2,230	72
Total revenue, net	50,303	34,409
Operating expenses
Cost of sales	7,752	421
Selling, general and administrative	47,695	50,124
Research and development	5,551	13,158
Restructuring expenses	6,683	—
Other (income) expense, net	(4,125)	290
Total cost of sales and operating expenses	63,556	63,993
Loss from operations	(13,253)	(29,584)
Interest expense	(1,283)	—
Interest income	4,526	3,814
Net loss before income taxes	(10,010)	(25,770)
Income tax expense	739	436
Net loss	$(10,749)	$(26,206)
Basic and diluted loss per share	$(0.07)	$(0.18)
Weighted-average common shares outstanding used in computation of basic and diluted loss per share	144,013	142,641

AURINIA PHARMACEUTICALS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2024	2023
(in thousands)	(unaudited)
Cash flows used in operating activities:
Net loss	$(10,749)	$(26,206)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,847	717
Net amortization of premiums and discounts on short-term investments	(3,206)	(2,611)
Share-based compensation expense	5,737	9,467
Foreign exchange on finance lease liability	(6,025)	—
Other, net	1,559	217
Net changes in operating assets and liabilities
Accounts receivable, net	(4,820)	(5,559)
Inventories, net	(56)	(6,993)
Prepaid expenses and other current assets	873	3,588
Non-current operating assets	17	(17)
Accounts payable, accrued and other liabilities	(6,594)	(4,117)
Operating lease liabilities	(181)	(156)
Net cash used in operating activities	(18,598)	(31,670)
Cash flows used in investing activities:
Purchase of investments	(121,260)	(142,397)
Proceeds from investments	170,505	167,766
Purchase of property and equipment	—	(347)
Capitalized patent costs	(12)	(162)
Net cash provided by investing activities	49,233	24,860
Cash flows from financing activities
Repurchase of common shares, net of transaction costs	(12,301)	—
Finance lease payments	(2,778)	—
Proceeds from exercise of stock options	28	1,639
Cash (used in) provided by financing activities	(15,051)	1,639
Net increase (decrease) in cash, cash equivalents and restricted cash	15,584	(5,171)
Cash, cash equivalents and restricted cash, beginning of period	48,875	94,172
Cash, cash equivalents and restricted cash, end of period	$64,459	$89,001

Reconciliation of free cash flow(1)
Net cash used in operating activities	$(18,598)	$(31,670)
Purchases of property and equipment	—	(347)
Free cash flow	$(18,598)	$(32,017)
(1) Free cash flow is a non-GAAP financial measure and is calculated as net cash provided by or used in operating activities reduced by purchases of property and equipment.